Exhibit 10.19

BRODER BROS., CO.

2004 EXECUTIVE STOCK OPTION PLAN

1. Purpose of Plan. This 2004 Executive Stock Option Plan (the “Plan”) of Broder Bros., Co., a Michigan corporation (the “Company”), is designed to provide incentives to such present and future executives, directors, consultants or advisers of the Company or its subsidiaries (each, a “Participant” and collectively, the “Participants”), as may be selected in the sole discretion of the Committee (as defined below), through the grant of Options (as defined below) by the Company to Participants or through the sale of Common Shares (as defined below) to Participants. Only those Participants who are employees of the Company shall be eligible to receive incentive stock options within the meaning of Section 422 of the Code (as defined below). This Plan is a compensatory benefit plan within the meaning of Rule 701 of the Securities Act of 1933, as amended (the “1933 Act”), and, unless and until the Company’s Common Shares are publicly traded, the issuance of Options pursuant to the Plan, the issuance of Option Shares (as defined below) pursuant to the exercise of such Options and the issuance of any other Common Shares pursuant to this Plan are, to the extent permitted by applicable federal securities laws, intended to qualify for the exemption from registration under Rule 701 of the Securities Act of 1933, as amended.

2. Definitions. Certain terms used in this Plan have the meanings set forth below:

“Affiliate” means, as to a particular Person, any other Person controlling, controlled by or under common control with such Person.

“Board” means the Company’s board of directors.

“Cause” shall have the meaning assigned to such term in Participant’s written employment agreement with the Company or any of its Subsidiaries or, in the absence of any such written employment agreement, “Cause” shall mean with respect to Participant one or more of the following: (i) the commission of a felony or other crime involving moral turpitude or the commission of any crime involving misappropriation, embezzlement or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute, (iii) repeated failure to perform duties as reasonably directed by the Board, which failure is not cured within 30 days after delivery of written notice from the Company to Participant describing specifically the nature of such failures and the action required to cure, (iv) any act or omission intentionally aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries, (v) gross negligence, willful misconduct or a material breach of fiduciary duty with respect to the Company or any of its Subsidiaries, or (vi) any material breach by Participant of any written agreement between the Company and Participant which is not cured to the Board’s reasonable satisfaction within 15 days after written notice thereof to Participant.

“Class B Common” means the Company’s Class B Common Shares, par value $0.01 per share, or, in the event that the outstanding shares of Class B Common are hereafter recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.

“Class B Common Option” shall entitle a Participant to purchase from the Company one or more shares of Class B Common and shall have an exercise price per share as determined by the Board and evidenced in such Participant’s option agreement.

“Class L Common” shall mean the Class L Common, Series 3 and Class L Common, Series 4, collectively.

“Class L Common, Series 3” means the Company’s Class L Common Shares, Series 3, par value $0.01 per share, or, in the event that the outstanding shares of Class L Common, Series 3 are hereafter recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.

“Class L Common, Series 4” means the Company’s Class L Common Shares, Series 4, par value $0.01 per share, or, in the event that the outstanding shares of Class L Common, Series 4 are hereafter recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.

“Class L Common Option” shall entitle a Participant to purchase from the Company one or more shares of Class L Common, and shall have an exercise price per share as determined by the Board and evidenced in such Participant’s stock option agreement.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

“Committee” shall mean the committee of the Board which may be designated by the Board to administer the Plan. The Committee shall be composed of two or more directors as appointed from time to time to serve by the Board. In the absence of the appointment of any such Committee, any action permitted or required to be taken hereunder shall be deemed to refer to the Board.

“Common Shares” means the Class B Common and the Class L Common.

“Competitive Activity” shall have the meaning assigned to such term in any separate employment agreement between the Company and Participant.

“Disability” shall mean incapacity due to physical or mental illness such that Participant is considered disabled under the Company’s long-term disability insurance plans.

“Fair Market Value” of each Option Share means, except as otherwise provided herein, the fair market value of such share as determined in good faith by the Board. Notwithstanding any other provision of this Plan, if Participant disputes the Fair Market Value, as determined by the Board, Participant may seek an appraisal of the Option Shares by a mutually acceptable nationally recognized independent appraiser. The determination of the appraiser will then constitute the Fair Market Value. The fees and expenses of such appraiser shall be paid by Participant, except that Participant will be entitled to reimbursement by the Company for such fees and expenses if the Fair Market Value, as previously determined by the Board, is less than 80% of the Fair Market Value, as ultimately and finally determined by the appraiser.

“Good Reason” shall have the meaning assigned to such term in Participant’s written employment agreement with the Company or any of its Subsidiaries or, in the absence of any such written employment agreement, “Good Reason” shall mean if Participant resigns from employment with the Company and its Subsidiaries as a result of one or more of the following reasons: (i) the Company reduces the amount of Participant’s base salary or potential target bonus without Participant’s written consent, other than a reduction in salary of no more than 10% of Participant’s then current base salary done in connection with salary reductions affecting all members of the Company’s executive management team, (ii) the Company substantially reduces Participant’s authority or responsibilities without Participant’s written consent, (iii) the Company changes Participant’s principal place of work to a location more than 25 miles without Participant’s prior consent, (iv) the Company assigns to Participant duties inconsistent with his positions without Participant’s written consent, or (v) any other material breach by the Company (or its successors) of any written agreement between the Company and Participant, in each case set forth above which is not cured to Participant’s reasonable satisfaction within 15 days after written notice thereof to the Company; provided that in each case written notice of Participant’s resignation for Good Reason must be delivered to the Company within 45 days after the occurrence of any such event in order for Participant’s resignation with Good Reason to be effective hereunder.

“Independent Third Party” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or government department or agency who, immediately prior to the contemplated transaction, does not own in excess of 10% of the Company’s Common Shares on a fully diluted basis, who is not controlling, controlled by or under common control with any such 10% owner of the Company’s Common Shares and who is not the spouse or descendant (by birth or adoption) of any such 10% owner of the Company’s Common Shares.

“Investors” means Bain Capital Fund VII, L.P., BCIP Associates III, BCIP T Associates III, BCIP Associates III-B and BCIP T Associates III-B and Randolph Street Partners II.

“Noncompete Period” shall have the meaning assigned to such term in any separate employment agreement between the Company and Participant.

“Option” means any option enabling the holder thereof to purchase shares of the Company’s Class B Common or the Company’s Class L Common granted by the Committee pursuant to the provisions of this Plan, unless otherwise provided in a Participant’s Option Agreement. Options to purchase shares of the Class B Common or Class L Common are hereinafter referred to individually as an “Option” and collectively as the “Options”. Options to be granted under this Plan shall either be incentive stock options within the meaning of the Code (“Incentive Stock Options”) or non-qualified stock options or in such other form, consistent with this Plan, as the Committee may determine. Unless otherwise specified in a Participant’s Option Agreement, Options shall be deemed non-qualified stock options.

“Option Agreement” with respect to a Participant, means the Executive Stock Option Agreement between the Company and Participant.

“Option Shares” with respect to a Participant, means any Common Shares issued to such Participant upon exercise of any Options granted hereunder. For all purposes of this Plan, Option Shares will continue to be Option Shares in the hands of any holder other than a Participant (except for the Company, the Investors and purchasers pursuant to a Public Sale), and each such other holder of Option Shares will succeed to all rights and obligations attributable to such Participant as a holder of Option Shares hereunder. Option Shares will also include shares of the Company’s capital stock issued with respect to Option Shares by way of a stock split, stock dividend or other recapitalization.

“Original Cost” of each Option Share will be equal to the price paid by Participant for each share of Common Shares (as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Common Shares subsequent to the date hereof).

“Person” means an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

“Sale of the Company” means any transaction involving the Company and an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire (i) a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of Company’s Board (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis (for purposes hereof “all or substantially all” shall have the meaning given such phrase in the Revised Model Business Corporation Act).

“Shareholders Agreement” means the Amended and Restated Shareholders Agreement dated as of September 22, 2003, among the Company and certain of its shareholders, as amended from time to time.

“Strategic Transaction” means a sale or transfer of Common Shares in connection with an acquisition by the Company or to a strategic partner, i.e., a person or entity who, as determined by the Board, will benefit the Company as a result of experience, expertise, knowledge or relationships.

“Subsidiary” means any corporation of which shares of stock having a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through its Subsidiaries.

3. Grant of Options. The Committee shall have the right and power to grant to any Participant such Options at any time prior to the termination of this Plan in such quantity, at such price, on such terms and subject to such conditions that are consistent with this Plan and established by the Committee. Options granted under this Plan shall be subject to such terms and conditions and evidenced by agreements as shall be determined from time to time by the Committee. Except as otherwise set forth in such an agreement between the Company and any Participant, Options shall be subject to all of the terms and conditions contained in this Plan.

4. Exercisability.

(a) The Options will vest, and thus become exercisable as set forth in the stock option agreement between the Company and Participant, or, in the absence of such a term in such agreement, on each date set forth below with respect to the cumulative percentage of Options issuable upon exercise set forth opposite such date if the respective Participant is, and has been, continuously employed by the Company or any of its Subsidiaries from the date of grant through such date:

Date	Cumulative Percentage Options Exercisable and Vested
First Anniversary of Date of Grant	25%
Second Anniversary of Date of Grant	50%
Third Anniversary of Date of Grant	75%
Fourth Anniversary of Date of Grant	100%

; provided, however, that upon any Sale of the Company, so long as Participant was employed by the Company or any of its Subsidiaries on the day immediately prior to such Sale of the Company (or ceased to be so employed as a result of a termination of employment by the Company without Cause or a termination of employment by Participant with Good Reason, in each case occurring within 90 days prior to such Sale of the Company), all of the Options granted to Participant shall become fully vested and immediately exercisable; provided, further, that, if the purchaser effecting a Sale of the Company desires to have a Participant continue such Participant’s employment in the Company’s business following consummation of such Sale of the Company, the Company and Participant agree that, and agree to take all actions reasonably necessary such that, the consideration received for the Option Shares acquired upon exercise of Options which are not vested and are exercisable as of the date of the Sale of the Company only by reason of the first proviso to this paragraph 4(a) (“Sale Exercised Option Shares”) shall be deposited in a third party escrow and distributed to Participant in accordance with paragraph 4(b) below.

(b) Any escrowed amounts pursuant to this paragraph 4 shall be distributed to Participant on the earlier of either (x) the date when and as the Options exercised for the Sale Exercised Option Shares would have vested and become exercisable were it not for the provisions of the first proviso to this paragraph 4(a) or (y) the first anniversary of the consummation of any Sale of the Company; provided, however, (i) that the distribution to Participant of any remaining escrowed amounts not then payable shall be accelerated and paid in a lump sum within ten (10) days in the event Participant’s employment is terminated due to

Participant’s death or Disability, the Company terminates Participant without Cause or Participant terminates employment with the Company for Good Reason and (ii) that Participant shall forfeit all right and interest to any remaining escrowed amounts not then payable (and such amounts instead shall be released to the persons who owned Common Shares immediately prior to the consummation of the Sale of the Company, pursuant to the rights and preferences set forth in the Company’s Articles of Incorporation as in effect immediately prior to the Sale of the Company) in the event of a termination of Participant’s employment for any other reason. The escrow established pursuant to this paragraph 4 shall be for the sole benefit of Participant and Participant shall not transfer any interest in the escrow and the escrow shall not be subject to the creditors of the Company. Participant shall, subject to the reasonable approval of the Company, direct the investment of the escrowed amounts and, upon the distribution of any escrowed amount to Participant, Participant also shall be paid any investment returns earned with respect to such distributed escrow amount.

(c) Early Expiration of Options. Any portion of the Options that has not vested and become exercisable prior to the Termination Date (as defined in paragraph 6(a) below) shall remain outstanding for 90 days after the Termination Date, but may not be exercised under any circumstance on or after the Termination Date, except upon a Sale of the Company within 90 days of the Termination Date as provided for in the first proviso of paragraph 4(a) above. Any portion of the Options that has vested and become exercisable prior to the Termination Date will expire on the earlier of (i) the later of (x) ninety (90) days after the Termination Date or (y) if the Board’s determination of Fair Market Value is being disputed pursuant to the provisions of this Plan or an agreement between a Participant and the Company, the date on which Fair Market Value is finally determined, or (ii) the expiration date of the Options. Notwithstanding any provision in this Agreement to the contrary, any portion of the Options which has not been exercised prior to or in connection with a Sale of the Company shall expire (without any payment or consideration owing to Participant in respect thereof) upon the consummation of such Sale of the Company.

(d) Procedure for Exercise. At any time after all or any portion of the Options have become vested and exercisable and prior to their expiration, a Participant may exercise all or a portion of his or her Option which has become vested and exercisable by delivering written notice of exercise to the Company (an “Exercise Notice”) together with (i) a written acknowledgment that such Participant has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to such Participant regarding the Company and (ii) payment in full by delivery of a cashier’s, certified check or wire transfer in the amount equal to the product of the Option Price multiplied by the number of Options to be acquired plus the amount of any additional federal and state income taxes required to be withheld by reason of the exercise of the Option, except as otherwise may be permitted by the Company pursuant to paragraph 15 below. To the extent a Participant has been granted an Option to purchase both Class B Common and Class L Common, a Participant must exercise such Option to purchase a proportionate amount of Class B Common and Class L Common (including as to each series of Class L Common) in the same proportion as the original Option grant (i.e., if a Participant’s Option covered 900 shares of Class B Common, 50 shares of Class L, Series 3 Common and 50 shares of Class L, Series 4 Common, any exercise of the Option would have to be in the ratio of 9 to .5 to .5 with respect to the shares of Class B Common, Class L, Series 3 Common and Class L, Series 4 Common, respectively. As a condition to any exercise of an Option, a Participant will permit any of the Company and its Subsidiaries to deliver to him or her all financial and other information regarding the Company and its Subsidiaries which it believes necessary to enable such Participant to make an informed investment decision.

(e) Class L Common Option Exercise. Each share of Class L Common issued upon exercise of any Class L Common Option shall be deemed to have accrued any unpaid yield as of the date of exercise as if such share of Class L Common had been issued on the date the Class L Common Option was issued hereunder or such other date as is specified in the stock option agreement pursuant to which such Class L Common Option was issued.

(f) Non-Transferability of Options. The Options are personal to Participant and are not transferable by Participant except by will or pursuant to the laws of descent or distribution. Only Participant or his legal guardian or representative may exercise the Options.

(g) Conditional Exercise. Any exercise by Participant of all or any portion of the Options in connection with (i) a Sale of the Company may, at the written election of Participant, be conditioned upon the consummation of the Sale of the Company, in which case such exercise shall not be deemed to be effective until the consummation of such Sale of the Company, or (ii) following a Termination Date may, at the written election of Participant, be conditioned upon the determination of the Fair Market Value of the Option Shares, in which case such exercise shall not be deemed to be effective until the final determination of Fair Market Value (including the resolution of any dispute with respect thereto) of such Option Shares.

(h) Shareholders Agreement. Upon exercise of any Option granted hereunder, Participant, if not already a party thereto, shall execute and deliver to the Company a counterpart to the Shareholders Agreement in form and substance satisfactory to the Company agreeing to be bound by the terms and conditions thereof. Participant accepts, acknowledges, and agrees that the Option Shares issued upon exercise of any Options are subject to the terms and conditions of the Shareholders Agreement, including the restrictions on transfer contained therein.

5. Representations Upon Exercise. In connection with any exercise of Options and the issuance of Option Shares thereunder (other than pursuant to an effective registration statement under the 1933 Act), Participant shall by the act of delivering the Exercise Notice (and without any further action on the part of Participant) represent and warrant to the Company that as of the time of such exercise:

(i)	The Option Shares to be acquired by Participant upon exercise shall be acquired for Participant’s own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act or any applicable state securities laws, and the Option Shares shall not be disposed of in contravention of the 1933 Act or any applicable state securities laws.

(ii)	Participant is sophisticated in financial matters, and is able to evaluate the risks and benefits of the investment in the Option Shares.

(iii)	Participant is able to bear the economic risks of his investment in the Option Shares for an indefinite period of time and is aware that transfer of the Option Shares may not be possible because (A) such transfer is subject to contractual restrictions on transfer set forth herein and/or in the option grant agreement or Stockholders Agreement and (B) the Option Shares have not been registered under the 1933 Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the 1933 Act and such applicable state securities laws or an exemption from such registration is available

(iv)	Participant has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Option Shares issued upon exercise and has had full access to such other information concerning the Company as Participant has requested.

(v)	The Option Shares shall be offered and issued to Participant pursuant to this Plan and as part of the compensation and incentive arrangements between the Company and Participant and not for capital raising purposes.

In connection with any exercise of Options, Participant shall make such additional customary investment representations as the Company may require and Participant shall execute such documents necessary for the Company to perfect exemptions from registration under federal and state securities laws as the Company may reasonably request.

6. Repurchase Option.

(a) Repurchase Option. In the event that a Participant is no longer employed by the Company or any of its Subsidiaries for any reason (the date of such termination being referred to herein as the “Termination Date”), the Option Shares, whether held by Participant or one or more transferees, will be subject to repurchase by the Investors and the Company (each of the aforementioned, solely at their option) pursuant to the terms and conditions set forth in this paragraph 6 (the “Repurchase Option”).

(b) Repurchase Price. If Participant ceases to be employed by the Company or any of its Subsidiaries for any reason, the Company and the Investors may elect to purchase (i) in the case of Participant’s termination for Cause or, if applicable, in the case of Participant’s participation in any Competitive Activity during the Noncompete Period, all or any portion of the Option Shares at a price per share equal to the lower of Original Cost or Fair Market Value, unless (as a result of a delay in the determination of Fair Market Value or otherwise) the closing of such purchase occurs more than 180 days after the Repurchase Option is exercised, in which case, the Repurchase Option shall be at a price per share equal to the Fair Market Value, as determined within 45 days prior to such closing and (ii) in any other case, all of any portion of the Option Shares at a price per share equal to the Fair Market Value thereof, unless (as a result of a delay in the determination of Fair Market Value or otherwise) the closing of such purchase occurs more than 180 days after the Repurchase Option is exercised, in which case, the Repurchase Option shall be at a price per share equal to the Fair Market Value, as determined within 45 days prior to such closing.

(c) Repurchase Procedures. The Investors may each elect to exercise the Repurchase Option to purchase up to their pro rata share (determined based upon the number of Common Shares held by such Investor), by delivering written notice (the “Initial Repurchase Notice”) to the holder or holders of each class of Option Shares, the Company and the other Investors, within 60 days after the occurrence of the Termination Date (provided that such notice may be delivered (i) in the case of any Option Shares issued after the Termination Date within 60 days of the date any such Option Shares is issued or (ii), if applicable, in the case of Participant’s participation in any Competitive Activity during the Noncompete Period, within 60 days after the date the Company and the Investors become aware of any such participation). To the extent that any of the Investors do not elect to repurchase their full allotment of Option Shares, the other Investors shall be entitled to purchase all or any portion of the remaining Option Shares by providing notice (the “Supplemental Repurchase Notice”) to each of the parties receiving the Initial Repurchase Notice within 10 business days following the earlier to occur of (i) receipt of Initial Repurchase Notices from all of the Investors or (ii) the expiration of the 60 day period during which the Investors were entitled to deliver Initial Repurchase Notices. To the extent that, after giving effect to the reoffer pursuant to the immediately preceding sentence, any portion of the Option Shares is not being repurchased by the Investors, the Company may exercise the Repurchase Option for the remaining Option Shares by delivering written notice (a “Company Repurchase Notice” and together with the Initial Repurchase Notice and Supplemental Repurchase Notice, a “Repurchase Notice”) to the holder or holders of the applicable Option Shares within 10 business days of the expiration of the 10 business day period during which the Investors were entitled to deliver Supplemental Repurchase Notices. Each Repurchase Notice will set forth the number of shares of each class of Option Shares to be acquired from such holder(s), the aggregate consideration to be paid for such holder’s shares of each such class of Option Shares and the time and place for the closing of the transaction. If any shares of any class of Option Shares are held by any transferees of Participant, the Investors and the Company, as the case may be, will purchase such shares of such class elected to be purchased from such holder(s) of Option Shares, pro rata according to the number of shares of such class of Option Shares held by such holder(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share).

(d) Closing.

(i) The closing of the transactions contemplated by this paragraph 6 will take place on the date designated by the Investors in the Repurchase Notice or the Supplemental Repurchase Notice, as the case may be, which date will not be more than thirty (30) days after the delivery of such notice.

(ii) The Investors and/or the Company, as the case may be, will pay for the Option Shares to be purchased pursuant to the Repurchase Option by delivery of, in the case of each Investor, a check payable to the holder of such Option Shares, and in the case of the Company by delivery of one or more checks, one or more promissory notes and/or a combination of checks and notes as follows: (A) if the Repurchase Option is being exercised as a result of a termination of employment by the Company for Cause, Participant’s resignation without Good Reason, or, if applicable, as a result of Participant’s participation in any Competitive Activity during the Noncompete Period, the Company shall pay for the Option Shares with checks; unless in the good faith determination of the Board, the Company lacks sufficient available cash, including any borrowing available under the Company’s then current credit facilities that have additional borrowing capacity, to pay for such purchase and to provide sufficient funding for its business and operations, the Company may pay for the Option Shares with subordinated notes or (B) if the Repurchase Option is being exercised as a result of a termination of employment for any reason not covered by the preceding clause (A) the Company shall pay for Option Shares with checks. Any checks issued pursuant to this paragraph 6(d) shall be certified or cashiers’ checks.

(iii) Any subordinated notes issued by the Company pursuant to this paragraph 6(d) shall be payable in three equal annual installments beginning on the first anniversary of the closing of such purchase, shall bear interest at a rate per annum equal to the highest borrowing cost that is being charged to the Company as of the date the note is issued under the Company’s then existing revolving credit facility plus two (2) percent; shall be subject to any restrictive covenants to which the Company is subject at the time of such purchase; provided that the principal of and all interest accrued on such notes will be due and payable in full on the earlier to occur of (i) the closing of Sale of the Company and (ii) a redemption of, or dividend on, the Company’s equity securities (other than a repurchase of equity securities in connection with the termination of employment of any employee or consultant).

(iv) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Option Shares by the Company will be subject to applicable restrictions contained in the Michigan Business Corporation Act and in the Company’s and its Subsidiaries’ debt and equity financing agreements with persons or entities other than Investors or their Affiliates. If any such restrictions prohibit the repurchase of Option Shares hereunder which the Company is otherwise entitled to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions. The Company and/or the Investor, as the case may be, will receive customary representations and warranties from each seller regarding the sale of the Option Shares, including, but not limited to, the representation that such seller has good and marketable title to the Option Shares to be transferred free and clear of all liens, claims and other encumbrances.

(e) Termination of Repurchase Option. The provisions of this paragraph 6 will terminate upon the earlier of (i) a Sale of the Company or (ii) a Public Offering.

7. Approved Sale of the Company.

(a) If the holders of a majority of the Company’s Common Shares held by the Investors approve (and, in the case of any sale or other fundamental change which requires the approval of the board of directors of a Michigan corporation pursuant to the Michigan Business Corporation Act, the Company’s Board shall have approved such sale) (i) a sale of all or substantially all of the Company’s assets determined on a consolidated basis or a sale of a majority of the Company’s outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to an Independent Third Party or group of Independent Third Parties or (ii) a sale, transfer, assignment, pledge, encumbrance or direct or indirect disposal of any Common Shares in connection with a Strategic Transaction (collectively, an “Approved Sale”), each holder of Option Shares will consent to and raise no objections against such Approved Sale. If the Approved Sale is structured as (i) a merger or consolidation, each holder of Option Shares will waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of stock (including by recapitalization, consolidation, reorganization, combination or otherwise), each holder of Option Shares will agree to sell all of his Option Shares and rights to acquire Option Shares on the terms and conditions approved by the Company’s Board and the holders of a majority of the Company’s Common Shares then outstanding. Each holder of Option Shares will take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Company.

(b) The obligations of the holders of Common Shares with respect to the Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each holder of Common Shares will receive the same form of consideration and the same portion of the aggregate consideration that such holders of Common Shares would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s Articles of Incorporation as in effect immediately prior to such Approved Sale; (ii) if any holders of a class of Common Shares are given an option as to the form and amount of consideration to be received, each holder of such class of Common Shares will be given the same option; and (iii) each holder of then currently exercisable rights to acquire shares of a class of Common Shares will be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of such class of Common Shares. Notwithstanding the foregoing, upon the consummation of an Approved Sale, so long as Participant is, and has been, continuously employed by the Company or any of its Subsidiaries from the date of this Agreement through the time immediately prior to consummation of the Approved Sale, 100% of the Options granted to Participant shall become immediately exercisable subject to the terms of the Plan including the escrow provisions of paragraph 4 herein.

(c) If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Option Shares will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If any holder of Option Shares appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any holder of Option Shares declines to appoint the purchaser representative designated by the Company, such holder will appoint another purchaser representative, and such holder will be responsible for the fees of the purchaser representative so appointed.

(d) Participant and the other holders of Option Shares (if any) will bear their pro-rata share (based upon the number of shares sold) of the costs of any sale of Option Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Common Shares and are not otherwise paid by the Company or the acquiring party. Costs incurred by Participant and the other holders of Option Shares on their own behalf will not be considered costs of the transaction hereunder.

(e) The provisions of this paragraph 7 will terminate upon the closing of a Public Offering (as defined below).

8. Public Offering. In the event that the Company’s board of directors and the holders of a majority of the Company’s shares of common stock then outstanding approve an initial public offering and sale of the Company’s common stock (a “Public Offering”) pursuant to an effective registration statement under the 1933 Act, with regard to their capital stock, and it is determined that the Company’s then existing capital structure will adversely affect the marketability of the offering, each holder of Option Shares will consent to and vote for a recapitalization, reorganization and/or exchange of the Common Shares and Warrants into securities that the managing underwriters, the Company’s board of directors and holders of a majority of the Common Shares then outstanding find acceptable and will take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange; provided that such recapitalization, reorganization or exchange shall be implemented consistently among all shares of the same class of securities, including all options to purchase shares of that same class of securities, affected thereby.

9. Administration of the Plan. The Committee shall have the power and authority to prescribe, amend and rescind rules and procedures governing the administration of this Plan, including, but not limited to the full power and authority (i) to interpret the terms of this Plan, the terms of any Options granted under this Plan, and the rules and procedures established by the Committee governing any such Options and (ii) to determine the rights of any person under this Plan, or the meaning of requirements imposed by the terms of this Plan or any rule or procedure established by the Committee. Each action of the Committee which shall be binding on all persons.

10. Limitation on the Aggregate Number of Shares. The number of Common Shares issued under this Plan (including the number of Common Shares with respect to which Options may be granted under this Plan (and which may be issued upon the exercise or payment thereof)) shall not exceed, in the aggregate, 426,174 Class L Common, Series 3, 370,820 Class L Common, Series 4 and 3,954,897 Class B Common Shares (as such numbers are equitably adjusted pursuant to paragraph 14 hereof). If any Options expire unexercised or unpaid or are canceled, terminated or forfeited in any manner without the issuance of Common Shares or payment thereunder, the shares with respect to which such Options were granted shall again be available under this Plan. Similarly, if any Common Shares issued hereunder upon exercise of Options are repurchased by the Company hereunder, such shares shall again be available under this Plan for reissuance as Options. Common Shares to be issued upon exercise of the Options may be either authorized and unissued shares, treasury shares, or a combination thereof, as the Committee shall determine.

11. Listing, Registration and Compliance with Laws and Regulations. Each Option shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of such Option or the issue or purchase of shares thereunder, no such Option may be exercised or paid in Common Shares in whole or in part unless such listing, registration, qualification, consent or approval (a “Required Listing”) shall have been effected or obtained, and the holder of the Option will supply the Company with such certificates, representations and information as the Company shall request which are reasonably necessary or desirable in order for the Company to obtain such Required Listing, and shall otherwise cooperate with the Company in obtaining such Required Listing. In the case of officers and other persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Committee may at any time impose any limitations upon the exercise of an Option which, in the Committee’s discretion, are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder. If the Company, as part of an offering of securities or otherwise, finds it necessary because of federal or state regulatory requirements to reduce the period during which any Options may be exercised, the Committee may, in its discretion and without the consent of the holders of any such Options, so reduce such period on not less than 15 days’ written notice to the holders thereof.

12. Cash Payments Upon Exercise. Options may, in the Committee’s discretion, provide that the holder thereof, as soon as practicable after the exercise of the Options will receive, in lieu of any issuance of Common Shares, a cash payment in such amount equal to the excess of the Fair Market Value of a Common Share (on the date the Option is exercised) minus the Option’s exercise price multiplied by the number of shares as to which the Option is exercised, less any withholdings for taxes.

13. Cashless Exercise. At the discretion of the Board, a Participant may be permitted to acquire Common Shares upon the exercise of Options without the payment in cash or by promissory note of the exercise price therefor pursuant to a cashless exercise of such Options, which cashless exercise shall be effectuated by the surrender and termination by such Participant of a number of Option Shares for which the aggregate difference between the exercise price of such Options to acquire such Option Shares and the Fair Market Value of the Common Shares underlying such Options equals the aggregate exercise price of Options for the number of Common Shares to be issued to Participant; provided, that the total number of Options which are then vested and exercisable by such Participant shall be at least equal to the sum of the number of Options being so surrendered and terminated plus the number of Options for the Common Shares to be issued to Participant.

14. Adjustment for Change in Common Shares. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in the Common Shares, the Committee shall make appropriate changes in the number and type of shares authorized by this Plan, the number and type of shares covered by outstanding Options and the prices specified therein.

15. Taxes. The Company shall be entitled, if necessary or desirable, to withhold (or secure payment from the Plan participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable and/or shares issuable under this Plan, and the Company may defer such payment or issuance unless indemnified to its satisfaction.

16. Termination and Amendment. The Committee at any time may suspend or terminate this Plan and make such additions or amendments as it deems advisable under this Plan, except that they may not, without further approval by the Company’s stockholders, (a) increase the maximum number of shares as to which Options may be granted under this Plan, except pursuant to paragraph 14 above or (b) extend the term of this Plan; provided that, subject to the terms of this Plan, any of the terms of a written agreement with respect to any outstanding Option between the Company and the holder of such Option and any provision of the Plan (to the extent such Plan amendments are adverse, in a material respect to the then outstanding Options and apply to such then outstanding Options) may not be changed without the consent of the affected Participant. No Options shall be granted or Common Shares issued hereunder after April 19, 2014.

17. Incentive Stock Option. Notwithstanding anything to the contrary contained herein, all Incentive Stock Options (i) shall have an exercise price per share of Common Stock of not less than 100% of the Fair Market Value of such share on the date of grant, (ii) shall not be exercisable more than 10 years after the date of grant, (iii) shall not be transferable other than by will or under the laws of descent and distribution and, during the lifetime of the Participant to whom such Incentive Stock Options were granted, may be exercised only by such Participant (or his guardian or legal representative), and (iv) shall be exercisable only during the Participant’s employment by the Company, or within three months after termination of the Participant’s employment for any reason (other than on account of the death or Disability of such Participant, in which case such three month period shall be extended to one year); and provided further that if an Incentive Stock Option is granted to a person who owns, on the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of any parent or subsidiary of the Company in existence on such date of grant), (A) the price at which each share of Common Stock may be purchased upon exercise of such Incentive Stock Option may not be less than 110% of the Fair Market Value of such share on the date of grant, and (B) the Incentive Stock Option, by its terms, may not be exercised more than five years after the date of grant. The Committee’s discretion to extend the period during which an Incentive Stock Option is exercisable shall only apply to the extent that (i) the Participant was entitled to exercise such Incentive Stock Option on the date of termination and (ii) such Incentive Stock Option would not have expired had the Participant continued to be employed by the Company. To the extent that the aggregate fair market value of shares with respect to which Incentive Stock Options are exercisable for the first time exceeds $100,000, such options shall be treated as options which are not Incentive Stock Options.

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